[Exhibit 17.1 - Michael Hume's Resignation Letter]


                                 [Premier Logo]

                                 April 30, 2007





The Board of Directors
Premier Development and Investment
P. O. Box 23542
Tampa, FL  33623

                                          Re: Resignation

Dear Fellow Board Members:

I hereby tender my resignation effective immediately as Treasurer and Secretary and my Board of Directors position of the Company, as well as any additional officer or director positions I have on any subsidiary or affiliated companies. I request that you accept this request effective immediately.

I make this request so that I may pursue other avenues of employment. Premier no longer has any ongoing operations and is about to file for bankruptcy protection. The Company no longer needs my services.

I have enjoyed my tenure with Premier and working with everyone involved. I wish everyone success in their future endeavors.

                                          Very truly yours,


                                          /s/ Michael Hume
                                          Michael Hume